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                                October 27, 2000


To:  Cinergy Corp.
     Cinergy Communications, Inc.
     Cinergy Ventures, LLC
     c/o Cinergy Communications Inc.
     139 East 14th Street
     Cincinnati, Ohio  45201

     Attention:  Douglas Taylor


     We hereby advise you that Convergent Group Corporation (the "Company") has entered into an Agreement and Plan of Merger dated as of October 13, 2000 (the "Merger Agreement") with Schlumberger Technology Corp. ("STC"), Convergent Holding Corporation ("Parent"), a wholly-owned subsidiary of STC, and Convergent Acquisition Sub, Inc. ("Purchaser"), a wholly-owned subsidiary of Parent, providing for, among other things, a tender offer by Purchaser (the "Tender Offer") for all of the outstanding shares of Common Stock of the Company and the subsequent merger of Purchaser with and into the Company. We further advise you that as contemplated by the Merger Agreement (i) certain persons parties to the Registration Rights Agreement have executed agreements ("Tender Agreements") obligating them to tender all or portion of the shares of Common Stock of the Company owned by them in the Tender Offer and (ii) certain officers, directors and employees of the Company, including certain persons parties to the Registration Rights Agreement, have entered into an agreement (the "Contribution Agreement") pursuant to which they will contribute all or a portion of their Common Stock of the Company to Parent in exchange for shares of common stock of Parent.

     Insofar as you are prohibited by the terms of the Stock Purchase Agreement dated April 28, 2000, as amended by Amendment No. 1 thereto dated June 13, 2000 (as so amended, the "Agreement"), between the Company and Cinergy Communications, Inc. from (i) tendering, if you so desire, your shares of Common Stock of the Company in the Tender Offer to the extent permitted by the terms of the Merger Agreement, the Tender Agreements, the Contribution Agreement and any other agreement entered into in connection therewith (collectively, the "Subject Agreements") to which you are a party, (ii) executing, as necessary, any of the Subject Agreements or (iii) otherwise complying with your obligations, if any, under the Subject Agreements, the Company hereby grants a limited waiver of the provisions of the Agreement to the extent necessary to permit you to effectuate any of the foregoing. Except as set forth in the previous sentence, the provisions of the Agreement remain in full force and effect.

     WE URGE YOU TO READ CONVERGENT GROUP CORPORATION'S
SOLICITATION/RECOMMENDATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN SUCH DOCUMENTS BECOME
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Cinergy Communications, Inc.
October 27, 2000
Page 2


AVAILABLE. THE SOLICITATION AND RECOMMENDATION STATEMENT CONTAINS IMPORTANT INFORMATION THAT YOU SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE TENDER OFFER AND RELATED TRANSACTIONS. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT AND ANY AMENDMENTS THAT WE MAY FILE WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF THE COMPANY AT NO EXPENSE TO THEM. THESE DOCUMENTS WILL ALSO BE AVAILABLE FREE OF CHARGE AT THE SEC'S WEBSITE AT WWW.SEC.GOV. THIS NOTICE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF CONVERGENT GROUP CORPORATION. THE TENDER OFFER WILL BE MADE SOLELY BY MEANS OF AN OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL TO BE DISSEMINATED UPON THE COMMENCEMENT OF THE TENDER OFFER.


                                       Very truly yours,



                                       Convergent Group Corporation

                                       By: /s/ Bryan Mileger
                                          -------------------------
                                          Bryan Mileger
                                          Chief Financial Officer and Treasurer